                                                                    EXHIBIT 99.1
NEWS RELEASE


Contact:                          Peter Monson
                             Chief Financial Officer
                                 (617) 868-7455
                             Peterm@psychemedics.com


                  PSYCHEMEDICS CORPORATION ANNOUNCES RECORD 3rd
                 QUARTER NET INCOME, DECLARES QUARTERLY DIVIDEND


Cambridge, Massachusetts, October 27, 2004 -- Psychemedics Corporation (AMEX:
PMD) today announced third quarter results for the period ending September 30, 2004. The Company also announced a quarterly dividend of $.08 per share, which will be paid on December 24, 2004 to shareholders of record on December 10, 2004.

The Company's third quarter revenue was $4,870,218, an increase of 17% as compared to $4,166,055 in the third quarter of 2003. Net income for the third quarter was $801,518 or $0.16 per share, up 129% from $350,491 or $0.07 per share for the same period of 2003. The Company's revenue for the nine months ended September 30, 2004 was $14,373,139, up 19% as compared to $12,090,389 for the comparable period of 2003. Net income for the nine months ended September 30, 2004 was $2,218,186 or $0.43 per share, an increase of 160% over the comparable period last year during which the Company earned $853,611 or $0.16 per share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "We are pleased to be able to report continued significant quarterly growth in our revenue and net income during 2004. Our net income for the third quarter represented another important record for our Company this year - it was the highest net income for any third quarter since the Company's inception. We are particularly pleased that we achieved these results even though the hiring environment has been less than robust."
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Kubacki continued, "We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong profit margins. With our patented and FDA cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future with an improving economy."

Kubacki concluded, "The Company's balance sheet is strong with approximately $3.7 million of cash, no long-term debt and approximately $4.9 million of working capital. By declaring our 33rd consecutive quarterly dividend, our Directors have again shown that they believe the future of Psychemedics is bright and they remain committed to rewarding shareholders as our Company grows."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.

Financial Highlights:
---------------------

     o Revenue for the third quarter increased 17% over the prior year quarter to $4,870,218

     o Revenue for the nine month period increased 19% over the prior year quarter to $14,373,139

     o Net Income for the third quarter of $801,158, or $0.16 per diluted share, up $0.09 per diluted share from the prior year quarter

     o Net Income for the nine month period of $2,218,186, or $0.43 per diluted share, up $0.27 per diluted share from the prior year period

The Psychemedics web site is www.drugtestwithhair.com
                             ------------------------

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.


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                            SUMMARY INCOME STATEMENTS
                                   (unaudited)
                               September 30, 2004

                                                        Three Months                           Nine Months
                                                     Ended September 30,                    Ended September 30,
                                                   2004               2003                2004               2003
                                        -----------------------------------------------------------------------------
Revenue                                         $4,870,218          $4,166,055        $14,373,139        $12,090,389

Pre-tax Income                                  $1,215,158            $602,491         $3,500,186         $1,465,611

Net Income                                        $801,158            $350,491         $2,218,186           $853,611

Basic and Diluted Net Income Per Share               $0.16               $0.07              $0.43              $0.16

Weighted Average Common
Shares Outstanding                               5,126,907           5,193,447          5,126,907          5,207,038

Weighted Average Common
and Common Equivalent Shares
Outstanding, Assuming Dilution                   5,132,976           5,197,795          5,131,946          5,212,852




                                   SUMMARY BALANCE SHEETS
                                        (unaudited)
                       As of September 30, 2004 and December 31, 2003

                                                            September 30,        December 31,
                                                                 2004                2003
                                                         ---------------------------------------
Cash                                                          $3,676,184          $3,022,467
Current Assets                                                $7,534,709          $5,942,395
Property & Equipment                                            $848,015            $950,315
Total Assets                                                  $8,712,668          $7,266,991
Current Liabilities                                           $2,614,064          $2,156,115
Shareholders' Equity                                          $6,098,604          $5,110,876
Total Liabilities & Equity                                    $8,712,668          $7,266,991